                                                                     EXHIBIT 12

                                 LA QUINTA INNS, INC.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands, except ratios)

                                                              Years Ended December 31,
                                             -------------------------------------------------------
                                               1996         1995        1994        1993       1992
                                             -------       ------      ------      ------     ------
Earnings (loss) before income taxes,
 extraordinary items and cumulative
 effect of accounting change (1). . . . . . $  96,379   $  82,994   $  61,991   $ 31,836   $ (7,270)

Partners' equity in earnings. . . . . . . .     1,499      10,227      11,406     12,965     15,081

Partners' equity in earnings of combined
 unincorporated ventures that do not
 have fixed charges . . . . . . . . . . . .      (770)     (1,854)     (1,577)    (1,652)    (1,504)

Fixed charges . . . . . . . . . . . . . . .    48,983      42,797      40,814     32,477     34,270
Interest capitalized. . . . . . . . . . . .    (5,429)     (1,313)       (889)        --        (50)
Amortization of capitalized interest. . . .       893         803         772        799        799
                                            ---------   ---------   ---------   --------   --------
Earnings as adjusted. . . . . . . . . . . . $ 141,555   $ 133,654   $ 112,517   $ 76,425   $ 41,326
                                            ---------   ---------   ---------   --------   --------
                                            ---------   ---------   ---------   --------   --------
Fixed charges:
   Interest on long-term debt . . . . . . . $  47,897   $  41,734   $  39,749   $ 31,366   $ 33,137
   Portion of rental expense allocated
    to interest . . . . . . . . . . . . . .     1,086       1,063       1,065      1,111      1,133
                                            ---------   ---------   ---------   --------   --------
       Total fixed charges. . . . . . . . . $  48,983   $  42,797   $  40,814   $ 32,477   $ 34,270
                                            ---------   ---------   ---------   --------   --------
                                            ---------   ---------   ---------   --------   --------
Ratio of earnings to fixed  charges . . . .       2.9x        3.1x        2.8x       2.4x       1.2x
                                            ---------   ---------   ---------   --------   --------
                                            ---------   ---------   ---------   --------   --------

(1) The Years Ended December 31, 1996 and 1995 include a non-cash provision for premature retirement of assets totaling $18,076 and $12,630, respectively.